UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	November 15, 2005

GigaBeam Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-50985	20-0607757
(Commission File Number)	(IRS Employer Identification No.)

470 Springpark Place, Suite 900, Herndon, VA	20170
(Address of Principal Executive Offices)	(Zip Code)

(571) 283-6200
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

The information set forth below, which is being furnished for purposes of Regulation FD, contains certain information, including financial information of GigaBeam Corporation, Inc. (the “Company”). The financial information contains certain forecasts and projections of future financial results that are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. These forecasts and projections are based on a number of assumptions made by the Company’s management that may not prove to be correct as a result of, among other things, the Company completed a financing which will result in significant non-cash charges to income in the fourth quarter of 2005 which were not contemplated in the projections. Actual results may differ materially from those stated in the forecasted and projected results due to certain known and unknown risks, uncertainties and other factors, many of which are beyond the Company’s control, certain of which are contained in the Company’s Form 10-KSB for its fiscal year ended December 31, 2004 and its other Securities and Exchange Commission filings. The Company undertakes no obligation to update this information, including any forward looking statements, to reflect subsequently occurring events or circumstances.

On November 7, 2005, the Company completed a private placement of its Series B convertible preferred stock and common stock purchase warrants for an aggregate purchase price of $18.9 million to a limited number of institutional investors. The Company disclosed certain information, in confidence and upon which such institutional investors agreed to not trade the Company’s securities until such information was made public, including forecasts and projections of future financial results. In meetings with potential investors, the Company provided a copy of a newspaper article titled “Bids in for Biggest Federal Telecom Deal” published in the Washington Post on Monday, October 10, 2005 indicating the Company is a member of MCI’s team to pursue the GSA Networx Universal and Enterprise contracts for telecommunications solutions to the federal government. The Company also advised the potential investors that it had either entered into or was negotiating distribution and connectivity agreements with two of the largest U.S. telecommunications carriers and that it had been selected by a large defense contractor for the provision of wireless access services, as part of that contractor’s bid to build and maintain the emergency services communications network for a major U.S. city. In the projections provided to investors, the Company set forth its expectations at that time that the Company would generate revenue during the fourth quarter of 2005 of approximately $0.7 million, with continuation of net losses during the quarter. For calendar year 2006, the projections indicated the Company’s expectation of increased revenues commencing with $1.9 million for the first quarter, increasing to $11.5 million for the fourth quarter, resulting in revenue for the year of $25.5 million. The projections further indicated that the net loss which the Company anticipated reporting for calendar year 2006 to be approximately $4.1 million. The projections also forecasted the Company to reach breakeven by the end of the third quarter of 2006 and anticipated the Company reporting net income for the fourth quarter of 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GigaBeam Corporation (Registrant)

By:	/s/ Louis S. Slaughter

Louis S. Slaughter Chief Executive Officer

Date: November 15, 2005